Registration No. 333-47081 Rule 424 b)(2)
                                     Pricing Supplement No:209 Cusip:14912LA68
                                     Dated:  March 17, 1999

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series F
	(Floating Rate)
	With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:        Proceed Amount:
$50,000,000              Fed Funds + 29              $49,900,000


Original Issue Date:    Commission Fee:               Maturity Date:
03/22/99                  $100,000                      05/01/2001

Dealer:	Index Maturity:                Spread +/-:
Goldman Sachs          Daily Reset/Quarterly Pay           + 2

Specified Currency:     Option to Elect Payment       Authorized Denominations
x U.S. dollars          in U.S. dollars               (only applicable if
_ Other:___________     (only applicable if           Specified Currency is
                        Specified Currency is         other than U.S.
                        other than U.S. dollars):      N/A
                           N/A

The Note is a:                                        Exchange Rate Agent
    X Global Note                                     (if other than U.S.
      Certificated Note                                 Bank Trust, N.A.): N/A
     (only applicable if
      Specified Currency
      is other than U.S. dollars)                     Spread Multiplier: N/A

Interest Rate Basis or Bases: Fed Funds + 29

LIBOR Source (only applicable if LIBOR Interest Rate Basis):
   Reuters         X  Telerate

Maximum Interest Rate:  N/A             Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay on the 1st of May, August, November, and February (or next business day) modified following convention. Short first coupon.
                        Initial payment due 05/03/99.

Minimum Interest Rate: N/A

Interest Rate Reset Option:  _ Yes    x No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate:  N/A              Interest Payment Dates:  N/A

Stated Maturity Extension Option:  _ Yes    X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A


Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A


Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A


Interest Payment Dates: Coupons will pay on the 1st of May, August, November, and February (or next business day) modified following convention. Short first coupon.
                        Initial payment due 05/03/99.

Interest Determination Dates: Cut-off is two business days prior to coupon payments.


Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue Discount Note:  Total Amount of OID: N/A Terms of Amortizing
     __ Yes    x No                                       Notes: N/A
                               Issue Price (expressed
                                 as a percentage of
                               aggregate principal
                               amount): 100%


Redemption Date(s) (including                      Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                       Repayment Price(s):  N/A
 any applicable regular or
special record dates): N/A

Other Terms: N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note ordered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $2,560.82MM principal amount of the Notes had been sold at interest rates then in effect.



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	Pricing Supplement to Prospectus Supplement dated March 26, 1998 and Prospectus dated March 10,1998.